857SH
                          INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors
New  Brunswick  Scientific  Co.,  Inc.:


We consent to incorporation by reference in the registration statements (No. 33-70452, No. 333-06029 and No. 33-16024) on Form S-8 of New Brunswick
Scientific Co., Inc. of our report dated February 12, 2001, except as to the second paragraph of note 6, which is as of March 27, 2001, relating to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive loss for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of New Brunswick Scientific Co., Inc.


/s/  KPMG  LLP


Short  Hills,  New  Jersey
March  30,  2001